                                                                    EXHIBIT 99.1




                                                                    NEWS RELEASE


Contact: Paul S. Feeley                                 For Release: Immediately
         Senior Vice President, Treasurer &
           Chief Financial Officer
         (617) 628-4000

                             CENTRAL BANCORP REPORTS
                               QUARTERLY EARNINGS

         SOMERVILLE, MASSACHUSETTS, February 7, 2007 - Central Bancorp, Inc. (NASDAQ Global MarketSM:CEBK) today reported that its net income for the quarter ended December 31, 2006 was $514,000, or $0.35 per diluted share, compared to net income of $796,000, or $0.55 per diluted share, for the corresponding 2005 quarter. The Company's earnings for the nine-month periods ended December 31, 2006 and December 31, 2005 were $978,000, or $0.67 per diluted share, and $2.13 million, or $1.48 per diluted share, respectively.

         The decrease in net income in the 2006 third quarter compared to the 2005 third quarter primarily resulted from decreases of $459,000 in net interest and dividend income, partially offset by an increase of $28,000 in non-interest income, including deposit related fees and gains on sales of investment securities. Net interest and dividend income continued to be adversely affected by the continuing flat to inverted yield curve as well as strong local competition for the products and services we offer. Decreases occurred in net interest spread and net interest margin from 2.69% and 3.10%, respectively, for the 2005 quarter to 2.16% and 2.66%, respectively, for the 2006 quarter. These decreases in the spread and margin were primarily due to increases in both the volume of and the rates paid on interest-bearing liabilities. While the yield on interest earning assets rose by 28 basis points, the cost of funds increased by 81 basis points. Interest-bearing liabilities continued to re-price upward faster than interest-earning assets, primarily due to the combined effect of an increase in short-term interest rates over the comparable period last year and continued strong competition for both deposits and loans in our market.

                                   (CONTINUED)

CENTRAL BANCORP, INC.
PAGE 2 OF 4

         Management did not record a provision for loan losses in either the 2006 or the 2005 third quarter because it believed the allowance was sufficient at those dates. Non-interest expenses increased $8,000, mainly reflecting a decline in salaries and benefits, offset by higher occupancy and equipment expenses, at least partially as a result of our new Medford branch office and operations center. Additionally, marketing expenses declined during the quarter. Income tax expense for the December 2006 quarter decreased $157,000 from the 2005 quarter due to lower pre-tax income.

         The decrease in net income for the nine months ended December 31, 2006 compared to the corresponding 2005 period primarily resulted from a decrease of $1.45 million in net interest and dividend income, a decrease of $62,000 in non-interest income, and a $322,000 increase in non-interest expenses. The decrease in net interest and dividend income reflected the combined effect of a lower net interest spread and net interest margin. Decreases occurred in the net interest spread and the net interest margin from 2.82% and 3.20%, respectively, for the 2005 nine-month period to 2.29% and 2.74%, respectively, for the 2006 comparable period. While the cost of funds increased by 73 basis points, the yield on interest-earning assets increased by 20 basis points.

         The increase in non-interest expenses for the nine months ended December 31, 2006 was primarily attributable to the higher salaries and benefits, increased occupancy and equipment expenses, partially attributable to the new branch and operations center in Medford, and higher professional service costs. These expenses were partially offset by lower marketing expenses and the absence of the non-recurring restructuring costs incurred in 2005 of $283,000. The provisions for loan losses were $50,000 and $100,000, respectively, for the nine months ended December 31, 2006 and December 31, 2005. Lower pre-tax income caused income tax expense for the nine months ended December 31, 2006 to decrease $637,000 from the corresponding 2005 period.

                                   (CONTINUED)

CENTRAL BANCORP, INC.
PAGE 3 OF 4

         Total assets were $565.5 million at December 31, 2006 and $547.3 million at March 31, 2006. During the nine months ended December 31, 2006, investment securities available for sale decreased by $13.6 million as the result of maturities and pay-downs of investments and the mandatory redemption of a portion of our investment in FHLB stock. During this same period, loans increased by $41.4 million, from $415.4 million to $456.8 million due to our continued focus on originating commercial real estate and construction loans as well as the purchase of $14.2 million of residential real estate loans.

         Deposits declined by $6.2 million, primarily due to our decision to temporarily discontinue advertising our premium rates on certificates of deposit during the 2006 period, instead electing to utilize FHLB advances to fund loan growth. As a result, borrowings increased by $22.9 million during the nine months ended December 31, 2006 to $128.9 million.

         Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full service banking offices, a limited service high school branch in suburban Boston and a stand alone 24-hour automated teller machine in Somerville.


                           (SEE ACCOMPANYING TABLES.)


--------------------------------------------------------------------------------
         THIS PRESS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS REGARDING ECONOMIC, LEGISLATIVE AND REGULATORY ISSUES THAT MAY IMPACT THE COMPANY'S EARNINGS IN FUTURE PERIODS. FACTORS THAT COULD CAUSE FUTURE RESULTS TO VARY MATERIALLY FROM CURRENT MANAGEMENT EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, REAL ESTATE VALUES AND COMPETITION; CHANGES IN ACCOUNTING PRINCIPLES, POLICIES OR GUIDELINES; CHANGES IN LEGISLATION OR REGULATION; AND OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL, REGULATORY AND TECHNOLOGICAL FACTORS AFFECTING THE COMPANY'S OPERATIONS, PRICING, PRODUCTS AND SERVICES.
--------------------------------------------------------------------------------

CENTRAL BANCORP, INC.
PAGE 4 OF  4


                              CENTRAL BANCORP, INC.
                           CONSOLIDATED OPERATING DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                         Quarter Ended             Nine Months Ended
                                          December 31,                December 31,
                                    -------------------------------------------------
                                       2006         2005         2006          2005
                                    -------------------------------------------------
                                          (Unaudited)               (Unaudited)
Net interest and dividend income     $ 3,620      $ 4,079      $11,079     $12,529
Provision for loan losses                 --           --           50         100
Net gain on sales and write-downs
   of investment securities              131           93          359         306
Gain on sale of loans                     --           44           59         183
Other non-interest income                344          310          989         980
Non-interest expenses                  3,310        3,302       10,943      10,621
                                     -------      -------      -------     -------
   Income before taxes                   785        1,224        1,493       3,277
Provision for income taxes               271          428          515       1,152
                                     -------      -------      -------     -------
   Net income                        $   514      $   796      $   978     $ 2,125
                                     =======      =======      =======     =======
Earnings per share:
   Basic                             $   .36      $   .56      $   .68     $  1.49
                                     =======      =======      =======     =======
   Diluted                           $   .35      $   .55      $   .67     $  1.48
                                     =======      =======      =======     =======
Weighted average number of
   shares outstanding:
   Basic                               1,448        1,431        1,445       1,427
                                     =======      =======      =======     =======
   Diluted                             1,463        1,440        1,459       1,435
                                     =======      =======      =======     =======
Outstanding shares, end of period      1,640        1,590        1,640       1,590
                                     =======      =======      =======     =======



                         CONSOLIDATED BALANCE SHEET DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             December 31,    March 31,
                                                2006          2006
                                             ------------------------
                                                    (Unaudited)
Total assets                                 $565,482        $547,275
Investment securities available for sale       93,515         107,071
Total loans (1)                               456,813         415,363
Allowance for loan losses                       3,847           3,788
Deposits                                      387,174         393,413
Borrowings                                    128,942         106,032
Subordinated debenture                          5,258           5,258
Stockholders' equity                           40,763          39,189
Equity to assets                                 7.25            7.16
Non-performing assets to total assets            0.06            0.22
Book value per share                            24.86           24.64

(1) Includes loans held for sale of $755 and $45 at December 31, 2006 and March 31, 2006, respectively.

                            SELECTED FINANCIAL RATIOS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    Quarter Ended         Nine Months Ended
                                     December 31,             December 31,
                                  ----------------------------------------------
                                    2006        2005       2006       2005
                                  ----------------------------------------------
                                      (Unaudited)           (Unaudited)
Return on average assets            0.37 %      0.59 %     0.24 %     0.40 %
Return on average equity            5.09        8.15       3.26       5.43
Interest rate spread                2.16        2.69       2.29       2.82
Net interest margin                 2.66        3.10       2.74       3.20